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Contact:     Matt Hamilton                                     EXHIBIT (a)(1)(L)
             Corporate Communications, Inc.
             800-899-6181

                   DWAIN A. NEWMAN AND THE NEWMAN FAMILY, LLC
                   EXTEND EXPIRATION DATE OF TENDER OFFER FOR
                           NATIONAL HOME CENTERS, INC.

         Springdale, Arkansas (December 10, 2001) - Dwain A. Newman and The Newman Family, LLC announced today that they have extended the expiration date of the tender offer to purchase all of the outstanding shares of common stock of National Home Centers, Inc. (NASDAQ SmallCap: NHCI), not already owned by Mr. Newman for a price of $1.40 per share. As a result, stockholders of National Home Centers, Inc. may tender or withdraw their shares until 5:00 p.m., Central Standard time on Monday, December 24, 2001, unless the offer is further extended.

         Mr. Newman and The Newman Family, LLC also announced that all of the conditions to the tender offer, including the financing condition, have either been satisfied or are waived.

         According to UMB Bank, N.A., the Depositary for the tender offer, as of 5:00 p.m. on December 7, 2001, 448,474.24 shares of National Home Centers, Inc. common stock have been validly tendered and not withdrawn.


         THIS PRESS RELEASE is neither an offer to purchase nor a solicitation of an offer to sell shares of National Home Centers, Inc. The Tender Offer IS MADE ONLY THROUGH THE offer to purchase aND related letter of transmittal and other offer documents WHICH DWAIN a. NEWMAN AND THE NEWMAN FAMILY LLC HAVE FILED WITH THE sECURITIES AND EXCHANGE COMMISSION (sec).

         STOCKHOLDERS ARE ADVISED TO READ THE TENDER OFFER DOCUMENTS IN THEIR ENTIRETY BEFORE THEY MAKE ANY DECISION WITH RESPECT TO THE OFFER. STOCKHOLDERS MAY OBTAIN A COPY OF THE TENDER OFFER DOCUMENTS FOR no charge at the SEC's website at www.sec.gov. cORPORATE COMMUNICATIONS, INC. IS ACTING AS INFORMATION AGENT FOR dWAIN a. nEWMAN AND THE NEWMAN FAMILY, LLC IN THE TENDER OFFER. COPIES OF THE TENDER OFFER DOCUMENTS MAY ALSO BE OBTAINED BY CALLING CORPORATE COMMUNICATIONS, INC. AT 800-899-6181, AT THE TONE DIAL EXTENSION 990.

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